SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

      Filed by the registrant

      Filed by a party other than the registrant

      Check the appropriate box:

       Preliminary proxy statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

       Definitive proxy statement

       Definitive additional materials

       Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

A. M. Castle & Co.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

       No fee required.

       Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

       Fee paid previously with preliminary materials.

       Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

      (2) Form, schedule or registration statement no.:

      (3) Filing party:

      (4) Date filed:

March 15, 2004

Dear Castle Stockholder:

      You are cordially invited to attend A. M. Castle & Co.’s 2004 annual meeting of stockholders, which will be held on Thursday, April 22, 2004, beginning at 10:00 a.m., Central Daylight Savings Time, at our offices at 3400 North Wolf Road, Franklin Park, Illinois 60131.

      This year, you are being asked to consider an important proposal.

      The proposal is to adopt Castle’s 2004 Restricted Stock, Stock Option, and Equity Compensation Plan, which authorizes the issuance of up to 1,350,000 shares of Castle’s common stock to key executives and managers and independent, outside (non-employee) members of the Board of Directors. The Board of Directors believes that the plan is important in order to help assure Castle’s continued ability to recruit and retain competent executives, managers and Board members and provide them with added incentive in the discharge of their duties and responsibilities in creating greater shareholder return. The Board of Directors believes that the 2004 Restricted Stock, Stock Option, and Equity Compensation Plan is in your and Castle’s best interests and has approved it for your consideration.

      The formal notice of annual meeting and proxy statement that appear on the following pages contain detail and a description of the proposal. We urge you to read the description carefully and to vote for the adoption of the proposal.

      Whether or not you plan to attend the annual meeting, it is important that you sign, date and return your proxy as soon as possible. If you do attend the annual meeting and wish to vote in person, your proxy will then be revoked at your request so that you can vote personally. Therefore, I urge you to return your proxy even if you currently plan to be with us for the annual meeting.

      I look forward, with other members of management, to the opportunity of meeting you on April 22nd.

Sincerely,

G. Thomas McKane

3400 North Wolf Road, Franklin Park, Illinois 60131

(847) 349-2502   Fax (847) 455-6930
E-mail: tmckane@amcastle.com

PROPOSAL ONE: ELECTION OF DIRECTORS
MEETINGS AND COMMITTEES OF THE BOARD
AUDIT COMMITTEE’S REPORT TO STOCKHOLDERS
STOCK OWNERSHIP OF NOMINEES, MANAGEMENT AND PRINCIPAL STOCKHOLDERS
RELATED PARTY TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
DIRECTOR’S COMPENSATION
HUMAN RESOURCES COMMITTEE’S REPORT TO STOCKHOLDERS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
FIVE-YEAR STOCKHOLDER RETURN COMPARISON
PROPOSAL TWO: ADOPTION OF THE 2004 RESTRICTED STOCK, STOCK OPTION AND EQUITY COMPENSATION PLAN
PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
OTHER MATTERS
STOCKHOLDER PROPOSALS
AUDIT COMMITTEE CHARTER
CHARTER GOVERNANCE COMMITTEE
CODE OF ETHICS
A. M. CASTLE & CO 2004 RESTRICTED STOCK, STOCK OPTION AND EQUITY COMPENSATION PLAN
I. GENERAL
II. INCENTIVE STOCK OPTIONS
III. NON-QUALIFIED STOCK OPTIONS
IV. RESTRICTED STOCK
V. EQUITY PERFORMANCE AWARDS

A. M. CASTLE & CO.

3400 North Wolf Road
Franklin Park, IL 60131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 15, 2004

      NOTICE IS HEREBY GIVEN, that the 2004 annual meeting of stockholders of A. M. Castle & Co. (“Castle”) will be held at Castle’s principal executive offices at 3400 North Wolf Road, Franklin Park, Illinois 60131 on Thursday, April 22, 2004, beginning at 10:00 a.m., Central Daylight Savings Time, for the purposes of considering and acting upon the following:

1.	The election of nine directors of Castle;

2.	The ratification of the 2004 Restricted Stock, Stock Option, and Equity Compensation Plan.

3.	The ratification of the appointment of Deloitte & Touche LLP as Castle’s independent auditors for 2004; and

4.	The transaction of any other business that may properly come before the annual meeting.

      Stockholders of record at the close of business on March 2, 2004, only, are entitled to notice of, and to vote at, the annual meeting.

      Stockholders are urged to execute and return the accompanying proxy in the enclosed envelope, whether or not they plan to attend the annual meeting. A stockholder may revoke the proxy at any time before it is voted at the annual meeting. No postage is needed if it is mailed in the United States.

BY ORDER OF THE BOARD OF DIRECTORS

JERRY M. AUFOX
Secretary

A. M. CASTLE & CO.

3400 North Wolf Road
Franklin Park, IL 60131

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

APRIL 22, 2004

       The Board of Directors of A. M. Castle & Co. (“Castle”) is soliciting the enclosed proxy for use at Castle’s 2004 annual meeting of stockholders. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time before it is voted at the annual meeting by notifying Castle in writing or by attending the annual meeting and notifying Castle at the annual meeting, although mere attendance at the annual meeting will not automatically revoke a proxy. Holders of shares of Castle’s common stock, and accumulated Preferred Series A stock, on a converted basis, are entitled to one vote per share on all matters to come before the annual meeting. As of the close of business on March 2, 2004, the record date for determining the stockholders entitled to notice of and to vote at the annual meeting, there were 15,796,439 outstanding shares of Castle’s common stock and, on a converted basis, 1,793,722 shares of Series A Preferred stock.

      All of the expenses involved in preparing, assembling and mailing this proxy statement and the material enclosed herewith will be paid by Castle, including, upon request, expenses incurred by brokerage houses and fiduciaries in forwarding proxies and proxy statements to their principals. The original solicitation of proxies by mail may be supplemented by telephone, telegraph, facsimile, written and personal solicitation by officers, directors and employees of Castle; however, no additional compensation will be paid to those individuals.

      Castle’s annual report to stockholders for the year ended December 31, 2003 is enclosed with this proxy statement. Castle is first mailing this proxy statement and the enclosed proxy to stockholders on or about March 15, 2004.

PROPOSAL ONE: ELECTION OF DIRECTORS

      Nine directors, constituting the entire Board of Directors, will be elected at the annual meeting. Proxies received by the Board of Directors will be voted for the election of the nominees named below, unless otherwise specified. If any of the nominees unexpectedly become unavailable for election, votes will be cast pursuant to authority granted by the enclosed proxy for another person designated by the Board of Directors. The persons elected as directors will serve a term of one year until the 2005 annual meeting of stockholders and until their successors are elected and qualify.

Nominee Information

      The following information is given for individuals who have been recommended for election by the Governance Committee of the Board of Directors. Set forth is the name of each nominee, the corporation or other organization which is the principal employment of the nominee, the year in which each nominee first became a director of Castle, the nominee’s age and any committee of the Board of Directors on which each nominee serves.

Edward F. Culliton	Director since 1983	Age 62

Vice President and Chief Financial Officer of Castle. Mr. Culliton was elected Vice President in 1977 and Chief Financial Officer in 1995.

William K. Hall	Director since 1984	Age 60

Chairman of Procyon Technologies, Inc. (aerospace/defense
	component manufacturer). Chairman and Chief Executive of Proc Technologies, Inc. (2000 to 2004). Executive Consultant from to 2000 and, from 1996 until his retirement in 1999, Chairman Chief Executive Officer of Falcon Building Products, Inc. (diversified manufacturer of building products). Dr. Hall is a director of Actuant Corporation, Gencorp, Procyon Technolog Kansas City Power & Light, and Woodhead Industries, Inc.	yon 1999 and also ies,

Chairman of the Governance Committee and Member of Audit Committee

Robert S. Hamada	Director since 1984	Age 66

Professor Emeritus, Edward Eagle Brown Distinguished Service Professor of Finance and former Dean (1993 to 2001) University of Chicago, Graduate School of Business. Dr. Hamada is also a director of the National Bureau of Economic Research, the Northern Trust Corporation, Fleming Companies, Inc. and Federal Signal Corporation.

Member of Human Resources Committee

Patrick J. Herbert, III	Director since 1992	Age 54

President of Simpson Estates, Inc. (private asset management firm) since 1996.

Member of Human Resources Committee

John W. McCarter, Jr.	Director since 1983	Age 66

President and Chief Executive Officer of Field Museum (Chicago) since 1997. Mr. McCarter is also a director of W.W. Grainger, Inc., a director and trustee of The Harris Insight Funds, and a Trustee of the Janus Funds.

Chairman of Human Resources Committee and Member of Governance Committee

John McCartney	Director since 1998	Age 51
Deputy Chairman of Datatec, Ltd. (technology holding company)
	since 1998. From 1997 to 1998, Mr. McCartney was President, Access Business Unit of 3Com Corporation (computer networking company). From January 1997 until the June 1997 merger of 3Co U.S. Robotics Corporation (data communications company), Mr. McCartney was President and Chief Operating Officer of U.S. Robotics. Mr. McCartney is also a director of Datatec, Ltd.	Client m and
Chairman of Audit Committee, member of the Governance Committee and Lead Director

G. Thomas McKane	Director since 2000	Age 60
Chairman and Chief Executive Officer of Castle since January 2004. Elected President and Chief Executive Officer in May 2000. From 1997 to May 2000, Senior Vice President of Emerson Electric Co., now known as Emerson, Inc. (electronic and electrical product manufacturer) Mr. McKane is also a Director of Woodhead Industries, Inc. and American Woodmark Corporation.

John W. Puth	Director since 1995	Age 75
Managing Member of J.W. Puth Associates LLC (consulting firm) since 1989. General Partner of BVCF III and IV (institutional venture capital funds) since 1998. Mr. Puth is also a director of L.B. Foster, Inc. and USF Corp.
Member of Human Resources Committee and Audit Committee

Michael Simpson	Director since 1972	Age 65
Chairman Emeritus of the Board of Castle. Mr. Simpson was elected Vice President of Castle in 1977 and Chairman of the Board in 1979. Mr. Simpson retired as an Officer of Castle on August 1, 2001 and stepped down as Chairman in January 2004.
Member of Human Resource Committee

Quorum

      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock and Series A Cumulative Convertible Preferred Stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Shares that are present and entitled to vote on any of the proposals to be considered at the annual meeting will be considered to be present at the annual meeting for purposes of establishing the presence or absence of a quorum for the transaction of business. If a broker indicates on the enclosed proxy that it does not have discretionary authority as to certain shares to vote on a particular proposal, but otherwise has authority to vote a the annual meeting, those shares will also be considered as present for purposes of determining the presence or absence of a quorum at the annual meeting.

Vote Required

      Each holder of record of shares who is entitled to vote may cast one vote per share or, in the case of Series A Cumulative Convertible Preferred shares, per converted share basis held on all matters properly submitted for the vote of our stockholders at the annual meeting. The affirmative vote of a majority of the shares present at the annual meeting will be required to approve each of the proposals to be considered at the annual meeting.

      Shares that are present and entitled to vote, but which withhold their votes or abstain from voting on a proposal, will have the effect of votes against the proposal. If a broker indicates on the enclosed proxy that it does not have discretionary authority as to certain shares to vote on a particular proposal, those shares will not be considered as votes cast with respect to the proposal, but will be considered as present for purposes of determining the number of votes required to approve the proposal.

      If any nominee for director fails to receive the affirmative vote of a majority of the shares present at the annual meeting, the majority of the directors then in office will be entitled under our certificate of incorporation and bylaws to fill the resulting vacancy in the board of directors. Each director chosen in this manner will hold office for a term expiring at our next annual meeting of stockholders.

      All shares entitled to vote and represented by properly executed proxies received and not revoked prior to the annual meeting will be voted at the annual meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommend by the board of directors.

      If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the annual meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to votes on those matters in accordance with their best judgment to the same extent as the person signing the proxy would be entitled to vote. It is not currently anticipated that any other matters will be raised at the annual meeting.

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by filing with A. M. Castle & Co.’s Corporate Secretary, at or before taking of the vote at the annual meeting, a written notice of revocation or a duly executed proxy, in either case later dated than the prior proxy relating to the same shares. A proxy may also be revoked by attending the annual meeting and voting in person, although attendance at the annual meeting will not itself revoke a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to A. M. Castle & Co. 3400 N. Wolf Road, Franklin Park, Illinois 60131, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, at or before the taking of the vote at the annual meeting.

MEETINGS AND COMMITTEES OF THE BOARD

      The Board of Directors has three standing committees: an Audit Committee, Governance Committee, and a Human Resources Committee.

      The Audit Committee is comprised of three directors, none of whom may be employed on a full-time basis by Castle. All of the members of the Audit Committee, Messrs. McCartney, Hall and Puth, are considered “independent” and are qualified as “financial expert” as those terms are defined in Item 401 of Regulation S-K and the American Stock Exchange’s listing standards. The Audit Committee is charged with the engagement of Castle’s independent auditors, consulting with the independent auditors and reviewing the results of internal audits and the audit report of the independent auditors engaged by Castle. The Audit Committee also has oversight responsibilities for investment strategies of Castle’s pension plan investments. Further, the Audit Committee is empowered to make independent investigations and inquiries into all financial reporting or other financial matters of Castle as it deems necessary. The Audit Committee meets at least four times a year. The Board of Directors has adopted a written charter for the Audit Committee, which further describes the duties and responsibilities of the Audit Committee and is attached as Appendix A to this proxy statement. The Audit Committee’s report to stockholders is provided below under “Audit Committee’s Report to Stockholders.”

      The Human Resources Committee, comprised of five directors, reviews and recommends compensation with respect to Castle’s officers and administers and directs operation of the 1996 Restricted Stock and Stock Option Plan, the 2000 Restricted Stock and Stock Option Plan and other compensation benefits granted to various officers. The Human Resources Committee is also charged with making recommendations to the Board of Directors concerning institution, continuation or discontinuation of benefit compensation plans and programs for officers and succession planning for officers and key managers. The Human Resources Committee’s report to stockholders on executive compensation is provided below under “Human Resources Committee’s Report to Stockholders”.

      The Governance Committee was established by the Board in 2002. It is comprised of three (3) Directors, all of whom are considered “independent” as defined in the American Stock Exchange Listing Standard and the regulations under the Securities Exchange Act of 1934. The Committee monitors, reviews, and recommends to the Board of Directors matters relating to Board operations such as appropriate size, composition, and organizational structure. The Board of Directors has adopted a written Charter for the Governance Committee which further describes the duties and responsibilities of the Governance Committee and is attached as Appendix B to this proxy statement. The Committee has established a Code of Ethics for both the Board and senior management, which has been adopted by the Board of Directors and is attached as Appendix C to this proxy statement.

      The Committee has adopted the following principles upon which candidates would be evaluated:

•	Integrity and compliance with the Company’s Code of Ethics

•	Relevant experience

•	Absence of any conflict or potential conflict of interest with the Company and its shareholders.

The Committee will consider candidates suggested by stockholders applying the principles described above. Any stockholder who wishes to recommend individuals for nomination to the Board of Directors is invited to do so in writing, to our Corporate Secretary and include:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the Committee

•	The name of and contact information for the candidate

•	A statement of the candidate’s business and educational background

•	A statement detailing any relationship between the candidate and any customer, supplier or competitor of Castle.

•	Detailed information about any relationship or understanding between the proposing stockholder and the candidate

•	A statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

      When seeking candidates for Director, the committee may solicit suggestions from incumbent Directors, management or others. After conducting an initial evaluation of a candidate, the committee will interview that candidate if it believes the candidate might be suitable to be a Director. The committee may also ask the candidate to meet with management. If the committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election.

      During 2003, the Board of Directors held five (5) total meetings, comprised of one (1) special meeting and four (4) regularly scheduled meetings. Also, there were four (4) meetings of the Audit Committee, one (1) meeting of the Governance Committee and three (3) meetings of the Human Resources Committee during 2003. All the directors attended at least 75 percent or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of any committee on which they served during 2003.

Director Attendance at Annual Meeting

      Castle typically schedules its Quarterly Board Meeting in conjunction with the Annual Meeting of Stockholders and expects that our Directors and Director nominees will attend, absent a valid reason. Last year all but one Director, who had a scheduling conflict, attended our Annual Meeting.

AUDIT COMMITTEE’S REPORT TO STOCKHOLDERS

Board Communication

      The Audit Committee has established an electronic communication method on Castle’s website (http://www.amcastle.com) entitled “Board Communications” which provides for electronic communication, either anonymously or identified, with the Audit Committee. Stockholders may also communicate with the Board of Directors or Audit Committee by writing:

A. M. Castle & Co. Board Communication or Audit Committee 3400 N. Wolf Road Franklin Park, Illinois 60131 Attn: Corporate Secretary

      All communications are distributed to the Audit Committee or other members of the Board of Directors as appropriate depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting control and auditing matters are received, then they will be forwarded by the Secretary to the Chairman of the Audit Committee for review, while matters relating to Governance would be forwarded to the Chairman of the Governance Committee for review.

      The Audit Committee of the Board of Directors duties and responsibilities of the audit committee are outlined in the Audit Committee’s charter, which is attached as Appendix A to this proxy statement and includes the selection and engagement of independent auditors for Castle. The Audit Committee also ascertains the independence and competence of the independent auditors. Prior to making its decision and recommendations to the stockholders, the Audit Committee reviewed with the independent auditors all relationships between the independent auditors, its related entities and Castle and its subsidiaries. In performing this function, the Audit Committee evaluated the written disclosures received from the independent auditors, such as the letter from the independent auditors required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the independent auditors, including whether the provision of non-audit services referred to below under “Proposal Three — Ratification of Appointment of Independent Auditors” is compatible with maintaining their independence.

      The Audit Committee met after the close of the fiscal year with the independent auditors and management and reviewed and discussed the results of the annual audit, proposed improvements in accounting practices of Castle and the results and proposed plan of Castle’s internal audit process. The Audit Committee further discussed with the independent auditors all matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards AU380). Included in those discussions was a review of the adequacy and proposed changes in Castle’s system of internal accounting controls.

      As a result of the discussions with the independent auditors and management and the Audit Committee’s review and discussion of the fiscal year-end financial statements and in reliance on the information furnished by management, Castle’s internal auditors and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2003 be included in Castle’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

      The Audit Committee supervises investigations into matters which may be requested or, in the Audit Committee’s opinion, are appropriate relating to the financial reporting and controls of Castle as well as any other matter which may fall within the scope of the Audit Committee’s responsibilities or as may from time to time be assigned to the Audit Committee by the Board of Directors.

The Audit Committee:

John McCartney, Chairman William K. Hall John W. Puth

STOCK OWNERSHIP OF NOMINEES, MANAGEMENT AND PRINCIPAL STOCKHOLDERS

Stock Ownership of Nominees and Management

      The following table sets forth the number of shares and percentage of Castle’s common stock that was owned beneficially, directly or indirectly, as of March 2, 2004 by each nominee for director and each of Castle’s four other most highly compensated executive officers in 2003 and by all nominees and executive officers as a group, with each person having sole voting and dispositive power except as indicated:

	Shares of Common
	Stock Beneficially		Percent
Name of Nominee or Executive Officer	Owned(1)		of Class

Edward F. Culliton	139,872	(2)	0.79%
William K. Hall	22,803		0.13%
Robert S. Hamada	23,330		0.13%
Patrick J. Herbert, III	5,043,339	(3)	28.67%
John W. McCarter, Jr.	24,053		0.13%
John McCartney	31,000		0.18%
G. Thomas McKane	420,000		2.39%
John W. Puth	34,125		0.19%
Michael Simpson	798,330	(4)	4.54%
M. Bruce Herron	120,892		0.69%
Stephen V. Hooks	79,272		0.45%
Albert J. Biemer	10,001		0.05%
All directors and executive officers as a group	6,972,203		39.64%

(1)	Includes shares subject to options that are exercisable on March 2, 2004 or that become exercisable within 60 days after that date for the nominees and executive officers as follows: Mr. Culliton, 76,795 shares; Mr. Hall, 21,750 shares; Mr. Hamada, 21,750 shares; Mr. Herbert, 20,500 shares; Mr. McCarter 21,750 shares; Mr. McCartney, 18,000 shares; Mr. McKane, 320,000 shares; Mr. Puth, 21,750 shares; Mr. Simpson, 31,000 shares; Mr. Herron, 89,135 shares; Mr. Hooks, 58,426 shares; Mr. Biemer, 10,001 shares; and all directors and executive officers as a group, 1,100,695 shares.

(2)	Includes 1,171 shares owned by Mr. Culliton’s wife. Mr. Culliton disclaims any beneficial interest in those shares.

(3)	Includes 1,793,722 shares of common stock convertible from Series A Cumulative Convertible Preferred Stock (See “Related Party Transactions”). Also includes 96,873 shares with respect to which Mr. Herbert has sole voting power and 4,946,466 shares with respect to which Mr. Herbert shares voting power. Mr. Herbert has sole dispositive power with respect to 2,549,390 shares and shares dispositive power with respect to 1,023,354 shares. Mr. Herbert disclaims any beneficial interest with respect to 5,015,384 shares.

(4)	Includes 453,631 shares which Mr. Simpson also owns beneficially in five trusts, and 67,463 shares held by another trust in which he is one of five beneficiaries. Also includes 145,739 shares of common stock convertible from Series A Cumulative Convertible Preferred Stock (see “Related Party Transactions”).

Principal Stockholders

      The only persons who held of record or, to the knowledge of Castle’s management, owned beneficially, more than 5% of the outstanding shares of Castle’s common stock as of March 2, 2004 are set forth below, with each person having sole voting and dispositive power except as indicated:

	Shares of Common
	Stock Beneficially	Percent
Name and Address of Beneficial Owner	Owned(1)	of Class

Patrick J. Herbert, III	5,043,339	31.87%	(1)
Suite 1232 30 North LaSalle Street Chicago, Illinois 60602-2504
W.B. & Co., an Illinois partnership	4,075,604	25.80%	(2)
Suite 1232 30 North LaSalle Street Chicago, Illinois 60602-2504
Bank One Corporation	2,300,080	14.56%
One First National Plaza Chicago, Illinois 60670-0287
U.S. Trust Company of New York	1,338,168	8.47%	(3)
114 West 47th Street New York, New York 10036-1532
Ironwood Capital Management, LLC (“ICM”)	1,132,550	7.17%
21 Custom House Street Boston, Massachusetts 02110
Dimensional Fund Advisors, Inc.	799,793	5.06%	(4)
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401

(1)	See footnote (2) under “Stock Ownership of Nominees and Management.” These shares include the shares shown in the table as beneficially owned by W.B. & Co.

(2)	The general partners of W.B. & Co. are Patrick J. Herbert, III and Simpson Estates, Inc., which share voting power and dispositive power with respect to these shares except Mr. Herbert has sole dispositive power with respect to 2,455,072 of these shares.

(3)	These shares are beneficially owned on behalf of others in a trust/fiduciary capacity and/or portfolio management/agency relationship and U.S. Trust Company of New York shares voting and dispositive power with respect to these shares.

(4)	These shares are beneficially owned on behalf of fund for which Dimensional Fund Advisors, Inc. serve as investment advisor or manager. Dimensional Fund Advisors, Inc. possess voting and/or investment power but disclaims beneficial ownership of such securities.

RELATED PARTY TRANSACTIONS

      On November 22, 2002, the Company concluded a sale of 12,000 shares of newly created Series A Cumulative Convertible Preferred Stock (the “Series A Preferred”) for an aggregate purchase price of $12,000,000. Castle sold the Series A Preferred in a private placement to a number of current shareholders mainly comprising W.B. & Co., an Illinois partnership. The Series A Preferred stock has an initial conversion price of $6.69 per share of common stock. The Series A Preferred is entitled to a quarterly dividend equal to the greater of 8% per annum or the total dividends declared and paid on the common stock calculated on a converted basis each year. Castle has agreed in connection with the sale to register the common stock when converted under the Securities Act of 1933 and have it listed on the stock exchanges over which Castle stock is traded. The common stock ownership reported in this proxy is calculated and shown as if the Series A Preferred was converted to common stock. The 12,000 shares of Series A Preferred would convert at $6.69 a share into 1,793,722 shares of common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires Castle’s executive officers and directors and beneficial owners of more than 10% of Castle’s common stock to file initial reports of ownership and reports of changes in ownership of Castle’s common stock with the Securities and Exchange Commission and to furnish Castle with a copy of those reports. Based solely on a review of the copies of these forms furnished to Castle and written representations from Castle’s executive officers and directors and stockholders, all officers met Section 16(a) filing requirements with respect to any trades made in 2003.

DIRECTOR’S COMPENSATION

      Directors who are not officers of Castle or of a subsidiary of Castle receive an annual retainer of $20,000 and $1,500 for each meeting of the Board of Directors and $1,000 for each committee meeting that they attend. Directors who chair a committee of the Board of Directors receive an additional retainer of $2,000 annually.

      Under the Director’s Deferred Compensation Plan, directors who are not officers of Castle have the option to defer payments of the retainer and meeting fees in either a stock equivalent unit account or an interest account. Fees held in the interest account are credited with interest at the rate of six percent per year compounded annually. Fees deferred in the stock equivalent accounts are divided by Castle’s common stock price on the 15th day after the meeting for which payment is made to yield a number of stock equivalent units. The stock equivalent account is credited on the dividend payment date with stock equivalent units equal to the product of the declared dividend per share multiplied by the number of stock equivalent units in the director’s account on the record date of the dividend. Disbursement of the interest account and the stock equivalent unit account can be made only upon a director’s resignation, retirement or death. If payment from the stock equivalent unit account is made in shares of Castle’s common stock, it will be made as of the date of the request or termination event, whichever occurs last.

      Under the 1995 Directors Stock Option Plan, non-employee directors are granted an option to purchase 5,000 shares of Castle’s common stock on the first business day in June of each year at a price equal to the closing price of Castle’s common stock as reported by the American Stock Exchange and/or Chicago Stock Exchange for that date or, if no trade occurred on that date, the next preceding date for which there was a reported sale. The option expires ten years after the date on which it is granted. The option also expires upon the outside director’s termination of service from the Board of Directors, unless it is due to death, disability or retirement, in which case the option may be exercised for a period of one year. Since, as of June 1, 2003, the plan had insufficient authorized but unissued shares available, no option grants were made on June 1, 2003.

HUMAN RESOURCES COMMITTEE’S REPORT TO STOCKHOLDERS

      The executive compensation program is administered by the Human Resources Committee of the Board of Directors, which is comprised of the individuals listed below who are members of the Board of Directors with responsibilities for all compensation matters for Castle’s senior management. The Human Resources Committee has overall responsibility to review and recommend to the Board of Directors for their approval broad-based compensation plans and annual compensation, including salary, cash bonus programs, long-term incentive plans and executive benefits for Castle’s officers.

      The Human Resources Committee and Castle’s management are committed to the principle that remuneration should be commensurate with performance and the attainment of pre-determined financial and strategic objectives, while at the same time externally competitive in order to attract and keep highly qualified personnel. In carrying out this objective, the compensation for executives is broken down into three categories: base compensation, short-term incentive compensation and long-term incentive compensation.

Base Compensation

      The base salary is set in the middle of the range of base salaries paid by companies of comparable size. In establishing base salaries, the Human Resources Committee utilizes outside consultants and industrial surveys to assure that the base salaries are proper and externally competitive. For 2003, the base salary of Mr. McKane, who is Castle’s Chairman and Chief Executive Officer, was set at $460,000 per annum based on Mr. McKane’s salary history, professional experience, Castle’s performances during 2002 and surveys of base salaries paid by companies of comparable size to their chief executive officers.

Short-Term Incentive Compensation

      Castle’s Management Incentive Plan provides short-term incentive compensation opportunities. The Management Incentive Plan pays annual cash incentives upon achievement of short-term financial objectives which are set by the Board of Directors. Each year, the Board of Directors reviews and approves the business plan developed by management. Incentive compensation, which is an integral part of Castle’s compensation plan, is targeted to award a payout of 50% of an individual incentive opportunity upon meeting the profit goals in the approved business plan. Incentive payouts are prorated from a maximum which is above and a minimum which is below the business plan profit goals based upon performance. The maximum incentive opportunity is determined for each individual and, based on specific job title, can range from 50% to 100% of base compensation. Total incentive opportunity is based in part on the performance of the business segment for which the executive officer is responsible and in part on Castle as a whole. There are two components of Mr. McKane’s and other corporate officers’ incentives: working capital utilization and earnings, relative to the approved business plan. Under the plan, if the minimum established objectives are not met, no incentive compensation is paid. For 2003, the minimum business plan profit goals were not met, but there was a small payout based upon performance/utilization of the working capital portion of the business plan.

Long-Term Incentive Compensation

      Castle’s long-term incentive compensation for executive officers consists of restricted stock and stock options granted under the 2000 Restricted Stock and Stock Option Plan.

     Stock Options

      Stock options are granted at an exercise price equal to the average closing price of Castle’s common stock for the ten (10) day period preceding the date of the grant. Each stock option becomes exercisable over a three-year period, with 1/3 becoming exercisable after each year. Each stock option expires ten years after the date of grant. The Human Resources Committee has generally granted stock options to officers each year and to other senior management and key employees every other year (even-numbered years).

      The Human Resources Committee granted stock options in 2003 as reflected in the tables that follow this report. In 2003, Mr. McKane was granted options to purchase 140,000 shares of Castle’s common stock at an exercise price of $5.21 per share. The number of options granted by the Human Resources Committee to Mr. McKane and other officers in 2003 reflects competitive industry practice as reported and analyzed by independent industrial surveys, based on position, responsibilities and performance of the recipient.

      The tables which follow and the accompanying narrative and footnote reflect the decisions covered by the above discussion.

The Human Resources Committee:

John W. McCarter, Jr., Chairman Robert S. Hamada Patrick J. Herbert, III John W. Puth Michael Simpson

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

      The following table shows, for 2001, 2002, and 2003, the cash compensation paid by Castle and its subsidiaries, as well as other compensation paid or accrued for those years, to Mr. McKane and each of Castle’s four other most highly compensated executive officers in 2003.

					Long Term Compensation

					Awards

Annual Compensation
					Restricted	Options/	All Other
				Other Annual	Stock	SARS	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)	Award(s)($)	(#)(3)	($)(2)

G. Thomas McKane	2003	448,462	40,020	11,824	—	140,000	6,938
Chairman & CEO(1)	2002	430,000	50,000	14,142	—	120,000	6,912
	2001	400,000	18,331	16,871	—	120,000	3,766
Stephen V. Hooks	2003	223,053	13,398	5,909	—	45,000	3,288
Executive V. President & COO	2002	212,850	10,112	7,766	—	50,275	3,206
(Castle Metals)	2001	185,000	5,935	8,492	34,600	25,000	2,775
Edward F. Culliton	2003	221,354	14,662	7,921	—	40,000	3,155
Vice President & CFO	2002	216,000	18,610	7,380	—	65,305	3,588
	2001	210,004	7,218	10,932	—	33,000	2,665
M. Bruce Herron	2003	193,050	11,747	9,212	—	16,000	2,711
V. President—Sales (West)	2002	205,000	8,815	8,781	—	36,275	3,468
	2001	204,990	5,637	11,373	—	78,000	2,861
Albert J. Biemer, III	2003	169,300	10,749	3,779	—	14,000	2,122
V. President—Supply Chain	2002	165,746	10,000	3,619	—	10,000	2,319
	2001	160,961	32,000	1,728	—	10,000	1,471

(1)	Mr. McKane has served as Chairman and CEO since January 2004.

(2)	Consists of Castle’s contribution to A. M. Castle & Co. Employees Profit Sharing Plan and Supplemental Plan.

(3)	Includes option grants at an exercise price of $7.05 relating to the Company’s Tender Offer for Stock Options in 2002 of Mr. Culliton, 32,385 shares; Mr. Herron 12,275 shares; and Mr. Hooks 22,275 shares.

Options Grants in 2003

      The following table sets forth information with respect to Mr. McKane and Castle’s four other most highly compensated executive officers concerning grants of stock options under Castle’s 2000 Restricted Stock and Stock Option Plan during 2003.

	Individual Grants

		Percent of
	Number of	Total
	Securities	Options/SARs	Exercise		Grant
	Underlying	Granted to	or Base		Date
	Options/SARs	Employees in	Price	Expiration	Present
Name	Granted(#)	2002	($/Sh)	Date	Value($)(1)

G. Thomas McKane	140,000	33.8%	5.21	10/23/13	463,400
Stephen V. Hooks	45,000	10.8%	5.21	10/23/13	148,950
Edward F. Culliton	40,000	9.6%	5.21	10/23/13	132,400
M. Bruce Herron	16,000	3.9%	5.21	10/23/13	52,960
Albert J. Biemer III	14,000	3.4%	5.21	10/23/13	46,340

(1)	The grant present value was determined by using the Black-Scholes pricing model based on the following assumptions: expected volatility of 0.5, risk-free rate of return of 3.10%, dividend yield of 0% and term of exercise of ten years.

Aggregated Option Exercises in 2003 and Year-End Option Values

      The following table sets forth information with respect to Mr. McKane and Castle’s four other most highly compensated executive officers concerning the exercise of options during 2003 and unexercised options held as of December 31, 2003. The closing price of Castle’s common stock on the last trading day of 2003 was $7.22 per share.

Number of
			Securities	Value of
			Underlying	Unexercised In-
			Unexercised	the-Money
			Options/SARs at	Options/SARs at
			Year-End(#)	Year-End($)

	Shares Acquired	Value Realized	Exercisable/	Exercisable/
Name	on Exercise(#)	($)	Unexercisable	Unexercisable

G. Thomas McKane	—	—	320,000/260,000	33,200/347,800
Stephen V. Hooks	—	—	58,426/88,182	9,009/108,467
Edward F. Culliton	—	—	76,795/94,580	10,966/111,460
M. Bruce Herron	—	—	89,135/49,516	7,336/46,831
Albert J. Biemer III	—	—	18,001/43,100	2,767/33,673

Pension Plan Table

      The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under Castle’s qualified defined benefit pension plan, as well as nonqualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plan and years of service with Castle and its subsidiaries:

	Years of Service

Remuneration($)	10	15	20	25	30	35	40

145,000	24,167	36,250	48,333	60,417	72,500	84,583	96,667
185,000	30,833	46,250	61,667	77,083	92,500	107,917	123,333
200,000	33,333	50,000	66,667	83,333	100,000	116,667	133,333
250,000	41,667	62,500	83,333	104,167	125,000	145,833	166,667
275,000	45,833	68,750	91,667	114,583	137,560	160,417	183,333
300,000	50,000	75,000	100,000	125,000	150,000	175,000	200,000
325,000	54,167	81,250	108,334	135,417	162,500	189,583	216,667
400,000	66,667	100,000	133,333	166,667	200,000	233,333	266,667
450,000	75,000	112,500	150,000	187,500	225,000	262,500	300,000
500,000	83,333	125,000	166,667	208,333	250,000	291,667	333,333

      The pension benefits shown in the table above are determined by the remuneration, which is the average of the highest cash compensation paid (approximately base salary plus bonus as shown in the Summary Compensation Table) for any five consecutive years of service prior to retirement. Pensions are paid as a straight-life annuity and are subject to reduction for a joint and survivor benefit, if elected by the participant. The amounts shown in the table above are prior to reduction for social security benefits. Benefits are reduced based on one-half of the social security benefits for the individual attributable to the working period with Castle. The current fully accredited years of service for Messrs. McKane, Culliton, Herron, Hooks and Biemer under the plan are 3, 39, 33, 31, and 2 years respectively.

Change in Control Agreements

      Castle has entered into change in control agreements with its key executive officers. Mr. McKane’s agreement requires an acquisition of 50% of the equity or voting power of Castle and his termination without cause within the first twelve months following the date of the change in control before any payments are required. The termination without cause would also be deemed to have occurred if Mr. McKane’s duties, compensation or responsibilities were materially changed or reduced within the first twelve months. This is commonly referred to as a “double trigger.” In such an event, Mr. McKane would be entitled to payment of a lump sum equal to the higher of $800,000 or the remainder of his base compensation for the year. In addition, all options previously granted to him would vest immediately.

      The change in control agreement between Castle and Mr. Culliton also requires two events to occur before any payments are required. Upon the occurrence of the two events (the “double trigger”), this agreement provides for a lump sum, based on total compensation paid to Mr. Culliton over the twelve-month period prior to the occurrence of the change in control event, to be paid upon the executive officer’s termination of employment. The amount paid under the agreement cannot exceed 2.99 times his total average annual compensation over the prior five years. The agreement provide that, if the lump sum exceeds 2.99 times the prior year compensation due to an acceleration of vesting and exercise of previously granted stock options, the amount paid will be increased to cover the amount of any excise tax which may be levied on the amount paid.

      The change in control event set forth in the agreements is either (1) a change in ownership, direct or indirect, in excess of 25% of Castle’s outstanding shares by a group or person who did not own that amount of shares on January 25, 1996; (2) the occurrence of any transaction relating to Castle required to be described pursuant to the requirements of Item 1 of Form 8-K under the Securities Exchange Act of 1934; or (3) any change in the compositions of the Board of Directors over a two-year period that results in the directors at the beginning of that period not constituting a majority of the Board of Directors at the end of that period, excluding any new directors who are elected by or by recommendation of the then present majority of the Board of Directors.

      The executive officer’s right to payment arises if, within 24 months after the change in control event, (1) the duties or responsibilities of the executive officer are substantially changed or reduced, the executive officer is transferred or relocated or the compensation rate of the executive officer is reduced and the executive officer terminates his/her employment; or (2) the executive officer is discharged for any reason other than cause, death or disability.

      On January 27, 2000, the Board of Directors approved executive severance agreements between Castle and Messrs. Edward Culliton, M. Bruce Herron and Stephen V. Hooks. The agreements provide for a lump sum payment based upon the total compensation paid to the executive officers over the twelve-month period prior to the termination event. This payment is required only upon termination by Castle without cause. In addition to the lump sum payment, health coverage and some other fringe benefits are continued for one year. In the event the lump sum payment, health coverage and some other fringe benefits are continued for one year. In the event of death or disability or termination by the executive officer or by Castle for cause, no payments are required under the agreement. The events comprising cause are defined in the agreement and consist of such matters as: (1) a material breach by the executive officer of the duties and responsibilities of the executive officers; and (2) the executive officer’s conviction of, or plea of nolo contendere to, a felony involving willful misconduct. These agreement will expire in five (5) years in January 2005.

FIVE-YEAR STOCKHOLDER RETURN COMPARISON

      The SEC requires Castle to include in this proxy statement a line graph comparing the yearly percentage change in the cumulative total stockholder return on Castle’s common stock to those of the S&P 500 Stock index and either a published industry consisting of metal service centers or specialty metal distributors, and since there are three competitors of Castle which are publicly held and have been actively traded on a national exchange for a period of more than one year, the Board of Directors has selected a peer group which includes those six competitors and also includes durable goods manufacturers and distributors with comparable market capitalizations (both more and less than Castle’s). A list of these companies follows the graph below.

1998 — 2003

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG A. M. CASTLE & CO., THE S&P 500 INDEX
AND A PEER GROUP

Peer Group Companies:

Central Steel & Wire	Russ Berrie & Co.
Metals USA, Inc.	Ryerson Tull
Olympic Steel, Inc.	Steel Technologies Inc.
Reliance Steel & Aluminum Co.

PROPOSAL TWO: ADOPTION OF THE 2004 RESTRICTED STOCK,
STOCK OPTION AND EQUITY COMPENSATION PLAN

      Castle’s 2004 Restricted Stock, Stock Option Plan and Equity Compensation Plan was adopted by the Board of Directors on January 23, 2004 subject to stockholder approval. If Castle’s stockholders do not approve the plan, no awards will be made under the plan and the plan will become void.

      The following summary of the plan is qualified in its entirely by reference to the complete text of the plan, which is attached to this proxy statement as Appendix D.

      The plan is intended to attract, retain and motivate key executive, managerial, supervisory and professional employees of Castle and its subsidiaries and to aid Castle in attracting and retaining valuable Directors. The plan is intended to further identify the recipients interests with those of Castle’s stockholders and to provide them incentive compensation opportunities which are competitive with other companies and in the discharge of their duties to focus on the long term challenges and responsibilities to increase shareholder value.

      The plan provides for the granting of awards to Directors and to such key executive, managerial, supervisory and professional employees of Castle and its subsidiaries as the Human Resources Committee and Governance Committee may select from time to time. Awards under the plan may be made in the form of (1) incentive stock options, (2) non-qualified stock options, (3) restricted stock options and (4) equity compensation performance grants. Approximately 75 employees and 7 outside Directors would be eligible to participate in the plan.

      An aggregate of 1,350,000 shares of Castle’s common stock would be reserved for issuance under the plan, subject to adjustment as described below. Shares available for issuance under the plan are authorized and unissued shares or issued and outstanding shares (including, at the discretion of the Board of Directors, shares purchased in the open market). Shares subject to an award that expires, terminates, is forfeited or canceled or is settled in cash will be available for other awards under the plan. In the event of any change in the outstanding shares by reason of any stock dividend, split, spinoff, recapitalization, merger, consolidation, combination or exchange of shares or other similar change, the Human Resources Committee and Governance Committee will equitably adjust the aggregate number of shares available under the plan and the terms (including the exercise price of an option) and number of shares of any outstanding awards.

Administration

      The Human Resources and Governance Committee will administer the plan. The Human Resources Committee will select the employees to whom awards will be granted from among those eligible and, subject to the terms and conditions of the plan, determine the type, size and terms and conditions applicable to each award. The Human Resources Committee is also authorized, among other things, to construe, interpret and implement the provisions of the plan. The Corporate Governance Committee will select and determine the size and type of awards to the CEO and Directors as well as terms and conditions applicable to the award to the CEO.

Awards Under the Plan

Stock Options

      The Human Resources and Governance Committee shall establish the option exercise price of a stock option awarded under the plan at the time of he grant. The exercise price may not be less than the fair market value of a share of Castle’s common stock on the date of grant (110% of fair market value in the case of an incentive stock option granted to a 10% or greater stockholder). Options will be exercisable not earlier than one year from the date of grant and will expire not later than ten year from the date of grant (five years in the case of an incentive stock option granted to a 10% or greater stockholder). Options will otherwise become exercisable at the times and in the installments determined by the Human Resources and Governance Committee.

      Payment of the exercise price must be made in full at the time of exercise, in cash and/or in shares of Castle’s common stock having a fair market value on the date of exercise equal to the option exercise price. In addition, the Human Resources Committee may permit a participant to exercise through loans from a brokerage firm, subject to certain conditions.

     Restricted Stock

      The Human Resources and Governance Committee may grant to participants shares of Castle’s common stock in such amounts and subject to such terms and conditions (including forfeiture of shares if the participant does not complete a required period of employment) not inconsistent with the plan as the Human Resources and Governance Committee may determine in its sole discretion. Except for a prohibition on transferring shares of restricted stock for a period determined by the Committee (but not less than one year) and the risk of forfeiture upon termination of employment before the restricted period ends, a participant who receives a restricted stock award will have all of the rights of a stockholder, including the right to vote and, except as otherwise provided by the Human Resources Committee, receive any dividends.

     Equity Performance Awards

      The Plan provides for Governance and Human Resources Committees (the “Committees”) of Castle’s Board of Directors to structure a performance share award (an “Award”) as performance-based compensation such that the Award will not be paid unless designated performance measures are satisfied. The performance period for Awards may not be less than three years, subject to acceleration upon a change of control. The Committees may designate performance measures from among the following: sales, earnings, earnings per share, pre-tax earnings, return on equity, return on investments, and asset management, and may include or exclude specified items of an unusual, non-recurring or extraordinary nature including, without limitation, changes in accounting methods, changes in inventory methods, changes in corporate taxation, unusual accounting gains and losses, changes in financial accounting standards or other extraordinary events causing dilution or diminution in Castle’s earnings. Performance objectives need not be the same for all participants, and may be established for Castle as a whole or for its various groups, divisions, subsidiaries and affiliates. If the applicable performance objective is achieved, a participant will receive an amount equal to the then market value of one share of Castle’s common stock multiplied by the number of performance shares held. Payment may be made in shares of common stock and cash or any combination, as determined by the Committees. The Committees, at the time of establishing performance objectives, may establish a minimum performance target and provide for reduced payment if the performance objective is not achieved but the minimum performance target is met. Performance shares may also be in the form of SAR (Stock Appreciation Rights) or some other equity based measure.

Modification of Benefits

      The Committees may grant benefits on terms and conditions different than those specified in the 2004 Plan to comply with the laws and regulations of Federal or State agencies or jurisdiction, or to make the benefits more effective under such laws and regulations. The committee may permit or require a participant to have amounts or shares of our common stock that otherwise would be paid or delivered to the participant as a result of the exercise or settlement of an award under the 2004 Plan credited to a deferred compensation or stock unit account established for the participant by the Committees on Castle’s books of account in compliance with all existing laws and regulations. Neither the Board of Directors nor the Committees may cancel any outstanding stock option for the purpose of reissuing the option to the participant at a lower exercise price, or to reduce the option price of an outstanding option, in each case without obtaining prior stockholder approval.

      If there is any change in our common stock by reason of any stock split, stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, the total number of shares authorized and available for benefits will be equitably adjusted. Shares subject to outstanding benefits, and the price of each of the foregoing, as applicable, in such event, will be equitably adjusted by the Committees in their discretion.

      If a stock option granted under the 2004 Plan expires or is terminated, surrendered or canceled without having been fully exercised or if restricted stock, restricted stock units, performance shares or SAR’s granted under the 2004 Plan are forfeited or terminated without the issuance of all the shares subject thereto, the shares covered by such benefits will again be available for use under the 2004 Plan. shares covered by a benefit granted under the 2004 Plan would not be counted as used unless and until they are actually issued and delivered to a participant. Any shares of common stock covered by a SAR will be counted as used only to the extent shares are actually issued to the participant upon exercise of the SAR. The number of shares that are transferred to Castle by a participant to pay the exercise or purchase price of a benefit will be subtracted from the number of shares issued with respect to such benefit for the purpose of counting shares used. Shares withheld to pay withholding taxes in connection with the exercise or payment of a benefit will not be counted as used. Shares covered by a benefit granted under the 2004 Plan that is settled in cash will not be counted as used.

Other Features of the Plan

      The Human Resources and Governance Committee may provide that, in the event of a change in control, any or all options then outstanding will become fully exercisable as of the date of the change in control and that all restricted stock awards will become fully vested as of the date of the change in control.

      No award under the plan or rights or interests therein may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of except by will or the laws of descent and distribution.

      The plan will remain in effect for a period of 10 years or until terminated by the Board of Directors, or earlier, or until all awards granted under the plan are either satisfied by the issuance of shares of stock or the payment of cash, or terminated pursuant to the terms of the plan or under the award agreement. The Board of Directors may at any time terminate, suspend or amend the plan, except that the stockholder approval must be obtained to increase the total number of shares subject to the plan, and no such action may, without the consent of a participant, adversely affect the participant’s rights under any outstanding award.

      Since awards may only be made under the plan after adoption by stockholders and such awards if made, in the future will be at the sole discretion of the Human resources and Governance Committee, so it is not possible to determine the terms of those awards.

Director Options

      The Directors, under this portion of the 2004 Plan shall automatically be granted five thousand (5,000) share options to each outside (non-employee) director on the first working day in June of each year. No director who is an employee of the Company is eligible to participate in this portion of the 2004 Plan. The price of each award will be the closing price of the Company’s common stock as traded on the American Exchange on the first business day of June, or in the event that the stock does not trade on that date, the closing price on the immediately preceding date on which shares are traded.

      Options to purchase common shares of the Company were last granted to outside Directors in 2002. There are insufficient number of shares in the stockholder authorized number of shares under the 1995 Plan to make any further grant in accordance with the 1995 plan.

Information on All Stock Option Plans

      In 1989, the Company’s 1989 Long Term Incentive Compensation Plan (the “1989 Plan”) was approved by the stockholders. In 1990, the Company’s 1990 Restricted Stock and Stock Option Plan (the “1990 Plan”) was approved by the stockholders. In 1995, the Company’s 1995 Directors Stock Option Plan (the “1995 Plan”) was approved by the stockholders. In 2000, the Company’s 2000 Restricted Stock and Stock Option Plan (the “2000 Plan”) was approved by the stockholders.

      No options to purchase common shares of the Company have been granted by the Company during the past three (3) fiscal years under the 1989 or 1990 Plan. Options to purchase common shares of the Company under the 2000 Plan have been granted by the Company to its officers and inside directors during the last fiscal year. Furthermore, there are presently options outstanding under the 1990 Plan, 1995 Plan and 2000 Plan which have not been exercised. The Company also maintains a Management Incentive Plan as well as a Profit Sharing Plan. Information as to amount of shares granted pursuant to awards or options under the 2000 Plan, amount of shares exercised pursuant to options, amount paid under incentive plans and amount credited to the profit sharing account, for each of the five (5) highest paid officers and directors can be found under the heading Executive Compensation and Other Information in this Proxy Statement.

Material Federal Income Tax Consequences

      The following discussion is a brief summary of the principal U.S. Federal income tax consequences under current Federal income tax laws relating to awards under the plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

     Non-Qualified Stock Options and Directors Options

      An optionee will not recognize taxable income upon the grant of a non-qualified stock option under the plan. Castle will not be entitled to a tax deduction with respect to the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the excess of the fair market value of the common stock on the exercise date over the option exercise price will be taxable as compensation income to the employee/optionee and will be subject to applicable withholding taxes. Castle will generally be entitled to a tax deduction at that time in the amount of that compensation income. The optionee’s tax basis for the common stock received pursuant to the exercise of a non-qualified stock option will equal the sum of the compensation income recognized and the exercise price.

      The director/optionee will remit to the Company sufficient funds to satisfy federal tax withholding requirement at the time of exercise. The recipient, after exercising the option, will also realize long term capital gains or ordinary income upon the sale of the stock, depending upon the length of time the recipient retained ownership. All dividends commencing after the exercise of the option will be ordinary income to the recipient.

     Incentive Stock Options

      An optionee will not recognize taxable income at the time of grant or upon timely exercise of an incentive stock option and Castle will not be entitled to a tax deduction with respect to that grant or exercise. Exercise of an incentive stock option may, however, give rise to taxable compensation income subject to applicable withholding taxes, and tax deduction to Castle, if the incentive stock option is not exercised on a timely basis (generally, while the optionee is employed by Castle or within 90 days after termination of employment) or if the optionee subsequently engages in a “disqualifying disposition,” as described below.

      A sale or exchange of an optionee of shares acquired upon the exercise of an incentive stock option more than one year after the transfer of the shares to that optionee and more than two years after the date of grant of the incentive stock option will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain or loss) to the optionee. If that sale or exchange takes place within two years after the date of grant of the incentive stock option or within one year from the date of transfer of the incentive stock option shares to the optionee, that sale or exchange will generally constitute a “disqualifying disposition” of those shares that will have the following results: any excess of (1) the lesser of (a) the fair market value of the shares at the time of exercise of the incentive stock option and (b) the amount realized on the disqualifying disposition of the shares over (2) the option exercise price of those shares, will be ordinary income to the optionee, subject to applicable withholding taxes, and Castle will be entitled to a tax deduction in the amount of that income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by Castle.

     Restricted Stock

      A grantee will not recognize any income upon the grant of restricted stock if that stock is subject to a substantial risk of forfeiture on the date of grant, unless the holder elects under Section 83(b) of the Internal Revenue Code, within 30 days of the grant, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the Section 83(b) election is made, the holder will not be allowed a deduction in the event that the shares are subsequently forfeited. If the election is not made, the holder will generally recognize ordinary income on the date that the restricted stock is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of those shares on that date, less any amount paid for the shares. At the time the holder recognizes ordinary income, Castle generally will be entitled to a deduction in the same amount.

      Generally upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income (i.e., a Section 839b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount on that sale or other disposition and the holder’s basis in those shares.

     Equity Performance Awards

      A grantee will not recognize any income upon the grant of performance stock or other equity denominated award if it is subject to a substantial risk of forfeiture on the date of grant, unless the holder elects under Section 83(b) of the Internal Revenue Code, within 30 days of the grant, to recognize ordinary income in an amount equal to the fair market value of the equity performance award at the time of receipt, less any amount paid for the shares. If the Section 83(b) election is made, the holder will not be allowed a deduction in the event that the awarded shares are subsequently forfeited. If the election is not made, the holder will generally recognize ordinary income on the date that the award is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the award on that date less any amount paid. At the time the holder recognizes ordinary income, Castle generally will be entitled to a deduction in the same among.

Vote Required

      The affirmative vote of the holders of a majority of the shares of Castle’s common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon is required to approve the plan. For purposes of the approval of the plan, abstentions will be counted as votes present or represented at the annual meeting and therefore will have the effect of a vote cast against approval of the plan, while broker non-votes will have the no effect on the vote. The Board of Directors recommends a vote FOR approval of the plan.

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITORS

      The Audit Committee has, subject to ratification by the stockholders, appointed Deloitte & Touche to examine the consolidated financial statements and other records of Castle for the fiscal year ending December 31, 2004, and Castle’s management will present a proposal at the annual meeting that the stockholders ratify that appointment.

      During 2003, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively referred to as “Deloitte & Touche”) examined the financial statements of Castle and its subsidiaries, including those contained in the annual report to stockholders, and consulted on annual and quarterly reports filed with the SEC and others.

      Each year the Audit Committee reviews and approves in advance the scope of the annual audit by Castle’s independent auditors. The Audit Committee also approves all non-audit professional services, including the examination of the financial statements of the Employee Retirement Plan, Profit Sharing Plan and review of tax returns. The Audit Committee approved the non-audit services and considered the possible effect on the auditors’ independence at its October meeting prior to those services being performed.

      As in past years, representatives of Deloitte & Touche are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

Audit Fees

      The aggregate fees billed by Deloitte & Touche for the audit of Castle’s 2003 annual financial statements and the review of its 2003 quarterly financial statements on Form 10-Q were $467,900.

      Deloitte & Touche fees for the audit of Castle’s 2002 annual financial statements and the review of its 2002 quarterly financial statements on Form 10-Q were $280,000. Due to the requirements of the Securities and Exchange Commission relating to sales of business units and prior years audited by Arthur Andersen LLP, Deloitte & Touche was required, in conjunction with the 2002 audit, to audit previous years for which they billed the Company $300,000.

Financial Information Systems Design and Implementation Fees

      Castle did not incur any fees to Deloitte & Touche during 2002 for professional services with respect to financial information systems design and implementation.

All Other Fees

      The aggregate fees billed by Deloitte & Touche to Castle for all other services (employee benefit, Sarbanes Oxley attestation readiness, S-3 consents and statutory audits) rendered during 2003 were $110,130. In 2002 Deloitte & Touche fees for all other services (employee benefit and statutory audits) were $42,000.

Vote Required

      The favorable vote of the holders of a majority of the shares of Castle’s common stock represented in person or by proxy at the annual meeting will be required to ratify the appointment. If the appointment is not ratified at the annual meeting, the matter will be referred back to the Audit Committee which, under SEC regulation, has the ultimate authority to engage an independent auditor. Under such event, it is possible for the Audit Committee to still engage Deloitte & Touche.

OTHER MATTERS

      The Board of Directors does not know of any matters to be presented at the annual meeting other than the matters set forth in the notice and described in this proxy statement. However, if any other matters properly come before the annual meeting, it is intended that the holders of the proxies will vote on those matters in their discretion.

STOCKHOLDER PROPOSALS

      In order for proposals by stockholders to be considered for inclusion in Castle’s proxy statement and form of proxy for Castle’s 2005 annual meeting of stockholders.

      Maryland Law and the Company’s Bylaws, and SEC and Stock Exchange rules require that any stockholder who proposes a nominee for election as a director or any other matter for consideration at a meeting of stockholders provide notice of the nomination or proposal to Castle not later than 120 days before the anniversary of the date of the prior year’s annual meeting, which will require notice prior to December 24, 2004 for nomination or proposals to be presented at Castle’s 2005 annual meeting of stockholders.

Jerry M. Aufox

Secretary

March 15, 2003

APPENDIX A

AUDIT COMMITTEE CHARTER

(Revised 2/24/03)

Purpose

      The Audit Committee is appointed by the Board to guide and advise the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

      The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

      The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirement of Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. Audit committee members shall not simultaneously serve on the audit committees of more than two other public companies.

      The members of the Audit Committee shall be appointed by the Board on the recommendation of the Corporate Governance Committee. Audit Committee members may be replaced by the Board.

Meetings

      The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

      The Audit Committee shall have the sole authority to select and engage or replace the independent auditor and seek, if advisable, shareholder ratification. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall be responsible and report directly to the Audit Committee.

      The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimum exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit.

      The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

      The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

      The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

      The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

•	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in “management discussion and analysis”, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

•	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

•	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

•	Review and discuss quarterly reports from the independent auditors on:

(a)	all critical accounting policies and practices to be used.

(b)	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

•	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

•	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

•	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

•	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

•	Review and evaluate the lead partner of the independent auditor team.

•	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

•	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

•	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

•	Discuss with the national office of the independent auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

•	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

•	Review the appointment and replacement of the senior internal auditing executive.

•	Review the significant reports to management prepared by the internal auditing department and management’s responses.

•	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

•	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

•	Obtain reports from management the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

•	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Limitation of Audit Committee’s Role

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to prepare the Company’s financial statements such that the disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

APPENDIX B

CHARTER
GOVERNANCE COMMITTEE
(February 2004)

Status

      The Governance Committee is a committee of the Board of Directors.

Membership

      The Corporate Governance Committee shall consist of directors all of whom in the judgement of the Board of Directors shall be independent.

Responsibilities

      The Corporate Governance Committee is chartered to monitor and improve the effectiveness of the Board in serving the long-term interests of the Company’s shareholders. The Committee’s responsibility includes:

•	Reviewing the effectiveness of the Board, its committees and individual Board members;

•	Determining the criteria for Board membership;

•	Soliciting and evaluating Director nominees for Board membership that includes, but is not limited to:

•	evaluating Director nominees recommended by shareholders who meet the criteria established for Board membership

•	conducting the appropriate and necessary inquiries into the backgrounds and qualifications of Director nominees; and

•	recommending qualified Director nominees for appointment by the Board and/or to stand for election by the Company’s shareholders.

•	Developing orderly succession plans for Board membership;

•	On an ongoing basis review the professional status of Board members insuring that any changes are in the long-term interest of the Company’s shareholders;

•	Determining the requirements and membership for the various Board committees;

•	Monitoring the functions of the various committees of the Board;

•	Overview Human Resource Committee’s determination relating to Board and CEO compensation;

•	Establishing a code of ethics for Board members and senior management;

•	Considering questions of possible conflicts of interest of Board members and our senior executives;

•	Considering matters of corporate governance and periodically reviewing our Corporate Governance Principles.

•	Establishing Director retirement policies.

B-1

APPENDIX C

CODE OF ETHICS
FOR
OFFICERS & DIRECTORS OF A. M. CASTLE & CO.

      Castle’s Code of Ethics/ Code of Conduct applies to all of our Officers and Board of Directors. This Code is the common bond, set of business values, which guides all of our decisions and behavior. A keystone of this common bond is that all employees are held to the highest standards of integrity and business conduct. We are honest and ethical in all of our business dealings and our treatment of each other and our compliance with all applicable laws and regulations. Our personal conduct ensures that Castle will enjoy the respect and confidence of the public, our customers, suppliers and shareholders.

Applicability

      Castle’s Code of Ethics applies to all Board of Directors and Officers of the company including the Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer. In addition to our employees being bound by the Code of Conduct, and compliance with the law, Castle has adopted the following Code of Ethics specifically for our Officers and Directors.

Standard of Conduct

      To the best of their knowledge and ability our Officers shall:

1.	Engage in and promote honesty and integrity in all business dealings

2.	Avoid conflicts of interest, as well as the appearance of conflict of interests, and disclose to the Directors of Castle any material transaction or relationship that could reasonably be expected to give rise to such a conflict of interest between your personal and business relationships;

3.	Provide full, fair, accurate, timely and understandable “responses” to all company initiated questionnaires so that the company can make accurate and complete disclosures as required by the Security Exchange Commission (SEC) or other governing bodies;

4.	Comply with all applicable government laws, rules and regulations as well as the rules and regulations of any self-regulatory organizations (such as stock exchanges) of which Castle or its subsidiaries are a member;

5.	Take all reasonable measures to protect the confidentiality of all non-public information about Castle or its subsidiaries and their customers which is obtained or created in connection with activities at Castle and prevent unauthorized disclosure of such information;

6.	Promptly report and promote the prompt internal reporting of violations of this Code of Ethics to the Chairperson of the Audit Committee of the Board of Directors or to any other person identified in Castle’s Code of Business Conduct;

7.	Proactively promote ethical and honest behavior within Castle and its subsidiaries as well as promoting, as appropriate, contact by employees with the Audit Committee of the Board of Directors for any issues concerning improper accounting or financial reporting of Castle without fear of retaliation.

      All Officers and Directors are expressly prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead Castle or any of its subsidiaries or independent public auditors for the purpose of rendering Castle’s financial statements or its subsidiaries misleading in any manner.

      It is understood that each Officer and Director will be held personally accountable for their adherence to this Code of Ethics. Failure to observe the terms of this Code of Ethics can result in disciplinary action up to and including termination of employment and prosecution under the law as well as civil penalties.

C-1

      The Board of Directors and, specifically, the Audit Committee has the responsibility and discretion to review any proposed deviation or waiver from this Code of Ethics for Officers. It is further understood that the grounds for change or waiver from the Code of Ethics shall be promptly disclosed through a filing with the Securities Exchange Commission on Form 8-K. If any Officer or Director has any questions regarding the best course of action in a particular situation that individual should promptly contact both Corporate Counsel for Castle and the Chairperson of the Audit Committee. If that individual wishes they may chose to make such report or disclosure anonymously through the Castle Board of Directors Communication system provided on the Intranet.

      I affirm that I have read the foregoing Code of Ethics and agree to conduct myself in accordance with them.

Signature	Date

C-2

APPENDIX D

A. M. CASTLE & CO

2004 RESTRICTED STOCK, STOCK OPTION AND EQUITY COMPENSATION PLAN

I. GENERAL

      1. Purpose. The A. M. Castle & Co. 2004 Restricted Stock, Stock Option and Equity Compensation Plan (the “2004 Plan”) has been established by A. M. Castle & Co. (the “Company”) to:

(a)	attract and retain key executive, managerial, supervisory, professional employees and Directors;

(b)	align the interest of executives and Directors with the long term interests of the Company and stockholders;

(c)	motivate participating employees to strive for the continued growth of the Company and Subsidiaries;

(d)	provide competitive incentive compensation;

and thereby promote the long-term financial interest of the Company and its Subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

      2. Effective Date. The 2004 Plan shall become effective upon the ratification by the holders of the majority of those shares present in person or by proxy at the Company’s 2004 annual meeting of its shareholders. The 2004 Plan shall be limited in duration to ten (10) years and, in the event of plan termination, shall remain in effect as long as any awards under it are outstanding.

      3. Definitions. The following definitions are applicable to the 2004 Plan:

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Human Resources Committee and/or the Governance Committee, or such other committee as may be designated from time to time by the Board comprising of at least three (3) or more members of the Board who are considered “independent” and “disinterested persons” within the meaning of Item 401 of Regulation S-K and Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

“Director” means an “independent” (as that term is defined in Item 401 of Regulation S-K of the Securities Exchange Act of 1934 and the American Stock Exchange Listing Standard) member of the Company’s Board of Directors. All Directors shall participate in the 2004 Plan as described in Part III.

“Equity Performance Award” has the meaning ascribed to it in Part V.

“Fair Market Value” of any Stock means, as of any date, the closing market composite price for such Stock as reported for the American Stock Exchange-Composite Transactions on that date or, if Stock is not traded on that date, on the next preceding date on which Stock was traded.

“Participant” means any employee of the Company or any Subsidiary who is selected by the Committee to participate in the 2004 Plan.

“Related Company” means any corporation during any period in which it is a Subsidiary, or during any period in which it directly or indirectly owns fifty percent (50%) or more of the total combined voting power of all classes of stock of the Company that are entitled to vote.

“Restricted Period” has the meaning ascribed to it in Part IV.

“Restricted Stock” has the meaning ascribed to it in Part IV.

“Stock” means A. M. Castle & Co. common stock.

“Stock Option” means the right of a Participant to purchase Stock pursuant to an Incentive Stock Option or Non-Qualified Option awarded pursuant to the provision of Part II or Part III.

“Subsidiary” means any corporation during any period in which fifty percent (50%) or more of the total combined voting power of all classes of stock entitled to vote is owned, directly or indirectly, by the Company.

      4. Administration. The authority to manage and control the operation and administration of the 2004 Plan shall be vested in the Committee. Subject to the provisions of the 2004 Plan, the Committee will have authority to select employees to receive awards of Stock Options, Restricted Stock, and Equity Performance Awards to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, to establish the terms, conditions, performance criteria, restrictions and other provisions of such awards (including but not limited to the authority to provide that in the event or certain changes in the beneficial ownership of the Company’s Stock fully exercisable and/or vested), and to cancel or suspend awards. In making such award determinations, the Committee may take into account the nature of services rendered by the respective employee, his or her present and potential contribution to the Company’s success, and such other factors as the Committee deems relevant. The Committee is authorized to interpret the 2004 Plan, to establish, amend and rescind any rules and regulations relating to the 2004 Plan, to determine the terms and provisions of any agreements made pursuant to the 2004 Plan and make all other determinations that may be necessary or advisable for the administration of the 2004 Plan. Any interpretation of the 2004 Plan by the Committee and any decision made by it under the 2004 Plan is final and binding on all persons.

      5. Participation. Subject to the terms and conditions of the 2004 Plan, the outside (non-employee) members of the Company’s Board of Directors shall participate in the 2004 Plan and the Committee shall determine and designate from time to time, the key executive, managerial, supervisory and professional employees of the Company and its Subsidiaries who will participate in the 2004 Plan. In the discretion of the Committee, an eligible employee may be awarded Stock Options, Restricted Stock or Equity Performance Awards, and more than one (1) award may be granted to a Participant. Except as otherwise agreed to by the Company and the Participant, any award(s) under the 2004 Plan shall not affect any previous award to the Participant under the 2004 Plan or any other plan maintained by the Company or its Subsidiaries. The Committee may consider all factors that it deems relevant in selecting Participants and in determining the type and amount of their respective benefits.

      6. Shares Subject to the 2004 Plan. The shares of Stock with respect to which awards may be made under the 2004 Plan shall be either authorized and unissued shares or issued and outstanding shares (including, in the discretion of the Board, shares purchased in the market). Subject to the provisions of paragraph 10 of this Section I, the number of shares of Stock which may be issued with respect to awards under the 2004 Plan shall not exceed 1,340,000 shares in the aggregate. If, for any reason, any award under the 2004 Plan otherwise distributable in shares of Stock, or any portion of the award, shall expire, terminate or be forfeited or cancelled, or be settled in cash pursuant to the terms of the 2004 Plan and, therefore, any such shares are no longer distributable under the award, such shares of Stock shall again be available for award to an eligible employee (including the holder of such former award) under the 2004 Plan.

      7. Compliance with Applicable Laws and Withholding Taxes. Notwithstanding any other provision of the 2004 Plan, the Company shall have no liability to issue any shares of Stock under the 2004 Plan unless such issuance would comply will all applicable laws and the applicable requirements of the Security Exchange Commission (“SEC”), Chicago Stock Exchange, American Stock Exchange, or similar entity. Prior to the issuance of any shares of Stock under the 2004 Plan, the Company, may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares. In the case of a Participant who is subject to Section 16(a) and 16(b) of the Securities Exchange Act of 1934, the Committee may, at any time, add such conditions and limitations to any election to satisfy tax withholding obligations through the withholding or surrender of shares or Stock as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom. All awards and payments under the 2004 Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of shares of Stock which the Participant already owns, or to which a Participant is otherwise entitled under the 2004 Plan.

      8. Transferability. Stock Options, Equity Performance Award and, during the period of restriction, Restricted Stock awarded under the 2004 Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution. Stock Options may be exercised during the lifetime of the Participant only by the Participant.

      9. Employment and Shareholder Status. The 2004 plan does not constitute a contract of employment and selection as a Participant does not give any employee the right to be retained in the employ of the Company or any Subsidiary. No award under the 2004 Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of shares of Stock. If the redistribution of shares is restricted pursuant to paragraph 7 above, certificates representing such shares may bear a legend referring to such restrictions.

      10. Adjustments to Number of Shares Subject to the 2004 Plan. In the event of any change in the outstanding shares or Stock of the Company by reason of any stock dividend, split, spinoff, recapitalization, merger, consolidation, combination, exchange of shares or other similar change, the aggregate number of shares of Stock with respect to which awards may be made under the 2004 Plan, and the terms and the number of shares of any outstanding Stock Options or Restricted Stock shall be equitably adjusted by the Committee. Any such adjustment in any outstanding option shall be made without change in the aggregate option price applicable to the unexercised portion of such option but with a corresponding adjustment in the price for each share covered by such option as well as the adjustment in the number and kind of Stock Options mentioned above. Adjustments under this paragraph 10 shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. In no event shall the exercise price for a Stock Option be adjusted below the par value of such Stock, nor shall any fraction of a share be issued upon the exercise of an option.

      11. Agreement with Company. At any time of any awards under the 2004 Plan, the Committee will require a Participant to enter into an agreement with the Company in a form specified by the Committee, agreeing to the terms and conditions of the 2004 Plan and to such additional terms and conditions, not inconsistent with the 2004 Plan, as the Committee may, in its sole discretion, prescribe.

      12. Amendment and Termination of 2004 Plan. Subject to the following limitation of this paragraph 12, the Board may at any time amend, suspend, or terminate the 2004 Plan. No amendment of the 2004 Plan and, except as provided in paragraph 10 above, no action by the Board or the Committee shall, without further approval of the shareholders of the Company, increase the total number of shares of Stock with respect to which awards may be made under the 2004 Plan or materially amend the Plan. No amendment, suspension, or termination of the 2004 Plan shall alter or impair any Stock Option or Restricted Stock Option previously awarded under the 2004 Plan without the consent of the holder thereof.

II. INCENTIVE STOCK OPTIONS

      1. Definitions. The award of an Incentive Stock Option under the 2004 Plan entitles the Participant to purchase shares of Stock at a price fixed at the time the option is awarded, subject to the following terms of this Section II.

      2. Eligibility. The Committee shall designate the Participants to whom Incentive Stock Options, as described in Section 422(b) of the Code or any successor section thereto, are to be awarded under the 2004 Plan and shall determine the number of option shares to be offered to each of them. In no event shall the aggregate Fair Market Value (determined at the time the option is awarded and taking options into account in the order granted) of Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year (under all plans of the Company and all Related Companies) exceed One Hundred Thousand Dollars ($100,000).

      3. Price. The purchase price of a share of Stock under each Incentive Stock Option shall be determined by the Committee provided, however, that in no event shall such price be less than the greater of (a) one hundred percent (100%) of the average Fair Market Value for the ten (10) days preceding the date on which the option is granted (one hundred ten percent (110%) of Fair Market Value with respect to Participants who at the time of the award are deemed to own at least ten percent (10%) of the voting power of the Company); or (b) the par value of a share of Stock on such date. To the extent provided by the Committee, the full purchase price of such share of Stock purchased upon the exercise of any Incentive Stock Option shall be paid in cash or in shares of Stock (valued at Fair Market Value as of the date of exercise), or in any combination thereof, at the time of such exercise and, as soon as practicable thereafter, a certificate representing the shares so purchased shall be delivered to the person entitled thereto. Notwithstanding the foregoing provisions of this paragraph 3, the Committee may, in its sole discretion, by the terms of the Agreement granting Stock Options to a Participant, or thereafter, permit Incentive Stock Options to be exercised by a Participant through one (1) or more loans from a stock brokerage firm upon assurance from the brokerage firm that any such loans shall be made in accordance with applicable margin requirements.

      4. Exercise. The Committee may impose such rules relating to the time and manner in which Incentive Stock Options may be exercised as the Committee deems appropriate; provided, however, that no Incentive Stock Option may be exercised by a Participant (a) prior to the date on which he completes one continuous year of employment with the Company or any Related Company after the date of the award thereof; or (b) after the Expiration Date applicable to that option.

      5. Option Expiration Date. The “Expiration Date” with respect to an Incentive Stock Option on any portion thereof awarded to a Participant under the 2004 Plan means the earliest of:

(a)	the date that is ten (10) years after the date on which the Incentive Stock Option is awarded (five (5) years with respect to Participants who at the time of the award are deemed to own at least ten percent (10%) of the voting power of the Company);

(b)	the date, if any, on which the Participant’s continuous employment with the Company and all Related Companies terminates, except in the case of retirement under the Company’s retirement plan or disability, the third anniversary of the date of such retirement or disability.

(c)	the date established by the Committee, or the date determined under a method established by the Committee, at the time of the award.

      All rights to purchase shares of Stock pursuant to an Incentive Stock Option shall cease as of such option’s Expiration Date.

III. NON-QUALIFIED STOCK OPTIONS

      1. Definition. The award of a Non-Qualified Stock Option under the 2004 Plan entitles the Participant to purchase shares of Stock at a price fixed at the time the option is awarded, subject to the following terms of this Section III.

      2. Eligibility. The Committee shall designate the Participants to whom Non-Qualified Stock Options are to be awarded under the 2004 Plan and shall determine the number of option shares to be offered to each of them. Each Director who is a member of the Company’s Board of Directors on June 1st of 2004 and each anniversary thereof (or if such date is not a business day, the first business day thereafter) shall on such date be granted an option to purchase 5,000 shares, or such other amount of shares not to exceed 10,000, as the Committee may determine, no later than January 31st of the year in which said options are to be granted.

      3. Price. The purchase price of a share of Stock under each Non-Qualified Stock Option shall be determined by the Committee; provided however, that in no event shall such price be less than the greater of (a) one hundred percent (100%) of the average Fair Market Value for the ten (10) days preceding the date on which the option is granted of a share of Stock of the date the option is granted; or (b) the par value of a share of such Stock on such date. To the extent provided by the Committee, the full purchase price of each share of Stock purchased upon the exercise of any Non-Qualified Stock Option shall be paid in cash or in shares of Stock (valued at Fair Market Value as of the day of exercise), or in any combination thereof, at the time of such exercise and; as soon as practicable thereafter, a certificate representing the shares so purchased shall be delivered to the person entitled thereto. Notwithstanding the foregoing provisions of this paragraph 3, the Committee may, in its sole discretion, by the terms of the Agreement granting Non-Qualified Stock Options permit Non-Qualified Stock Options to be exercised by a Participant through one (1) or more loans from a stock brokerage firm upon assurance from the brokerage firm that any such loans shall be made in accordance with applicable margin requirements. Upon the exercise of an option or part thereof, the full option price of the Stock purchased pursuant to the exercise of a stock option together with any required state or federal withholding taxes shall be paid in the form of: (a) cash, certified check, bank draft or postal or express money order made payable to the order of the Company; or (b) Common Stock at the Fair Market Value.

4.	Exercise. The Committee may impose such rules relating to the time and manner in which Non-Qualified Stock Options may be exercised as the Committee deems provided, however, that no Non-Qualified Stock Option may be exercised by a Participant (a) prior to the date on which the Participant completes one (l) continuous year of employment with the Company or any Related Company after the date of the award thereof, or in the case of a Director, on the first anniversary of the date of the award; or (b) after the Expiration Date applicable to that option.

5.	Option Expiration Date. The “Expiration Date” with respect to a Non-Qualified Stock Option or any portion thereof awarded to a Participant under the 2004 Plan means the earliest of:

(a) the date that is ten (10) years after the date on which the Non-Qualified Option is awarded;

(b) the date, if any, on which the Participant’s continuous employment with the Company and all Related Companies terminates, except in the case of retirement under the Company’s retirement plan or disability, the third anniversary of the date of such retirement or disability.

(c) the date established by the Committee, or the date determined under a method established by the Committee, at the time of the award.

(d) in the case of a Director, the date the Director resigns from the Board of Directors, or in the event the Director retires, at or after attaining Board of Director retirement age, or becomes disabled, the third anniversary of such retirement or disability.

All rights to purchase shares of Stock pursuant to a Non-Qualified Stock Option shall cease as of such option’s Expiration Date.

IV. RESTRICTED STOCK

1.	Definition. Restricted Stock awards are grants of Stock to Participants, the vesting of which is subject to a required period of employment and any other conditions established by the Committee, subject to the following terms of this Section IV.

2.	Eligibility. The Committee shall designate the Participants to whom Restricted Stock is to be awarded under the number of shares of Stock that are subject to the award.

3.	Terms and Conditions of Awards. All shares of Restricted Stock awarded to Participants under the 2004 Plan shall be subject to he following terms and conditions and to such other terms and conditions, not inconsistent with the 2004 Plan, as shall be prescribed by the Committee in its sole discretion and as shall be contained in the Agreement referred to in paragraph 11 of Section I.

(a) Restricted Stock awarded to Participants may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, for a period determined by the Committee after the time of the award of such stock (the “Restricted Stock”). Except for such restrictions, the Participant as owner of such shares shall have all the rights of a shareholder, including but not limited to the right to vote such shares and, except as otherwise provided by the Committee, the right to receive all dividends paid on such shares.

(b) The Committee may, in its discretion, at any time after the date of the award of Restricted Stock adjust the length of the Restricted Period to account for individual circumstances of a Participant or group of Participants, but in no case shall the length of the Restricted Period be less than one (1) year.

(c) Except as otherwise determined by the Committee in its sole discretion, a Participant whose employment with the Company and all Related Companies terminates prior to the end of the Restricted Period for any reason shall forfeit all shares of Restricted Stock remaining subject to any outstanding Restricted Stock award.

(d) Each certificate issued in respect of shares of Restricted Stock awarded under the 2004 Plan shall be registered in the name of the Participant and, at the discretion of the Committee, each such certificate may be deposited in a bank designated by the Committee. Each such certificate shall bear the following (or a similar) legend;

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the A. M. Castle & Co. 2004 Restricted Stock and Stock Option Plan and an agreement entered into between the registered owner and A. M. Castle & Co. A copy of such plan and agreement is on file in the office of the Secretary of A. M. Castle & Co., 3400 N. Wolf Road, Franklin Park, Illinois 60131.”

(e) At the end of the Restricted Period for Restricted Stock, such Restricted Stock will be transferred free of all restrictions to the Participant (or his or her legal representative, beneficiary or heir).

V. EQUITY PERFORMANCE AWARDS

1.	Definition. Equity Performance Awards (“P-Awards”) are grants of Stock Appreciation Rights (SAR), phantom stock, stock and cash, those vesting may be subject to one or more of the following; a required period of employment, the attainment of certain designated measures of Company or personal performance objectives; or any other conditions established by the Committee, and are subject to the following terms of this Section V.

2.	Eligibility. The Committee shall designate the Participants to whom P-Awards are to be awarded and the number of shares of Stock that underlay or are contingent on the P-Awards and any stock delivered pursuant thereto.

3.	Terms and Conditions of Awards. All Participants under the 2004 Plan shall be subject to the following terms and conditions and to such other terms and conditions, not inconsistent with the 2004 Plan, as shall be prescribed by the Committee in its sole discretion and as shall be contained in the Agreement referred to in paragraph 11 of Section I.

(a) Equity Performance Awards (“P-Awards”) shall have performance measures designated by the Committee based in whole or part among any or a combination of the following: sales gross profit, operating profit EBIT (Earnings Before Interest and Taxes), EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), DSO (days sales outstanding on receivables), DSI (days sales outstanding on inventory), earnings per share, return on equity, return on investments, and return on assets management, and may include or exclude specified items of an unusual, non-recurring or extraordinary nature including, without limitation, changes in accounting methods, changes in inventory methods, changes in corporate taxation, unusual accounting gains and losses, changes in financial accounting standards or other extraordinary events causing dilution or diminution in the Company’s earnings. Performance objectives need not be the same for all participants, and may be established for the Company as a whole or for its various groups, divisions, subsidiaries and affiliates. The Committee at the time of establishing performance objectives, may establish a minimum performance target and provide for reduced payment if the performance objective is not achieved but the minimum performance target is met.

(b) The period for performance for P-Awards may not be less than three (3) years, subject to acceleration upon a change of control.

(c) P-Awards to Participants may not be sold, assigned, transferred, pledged or otherwise encumbered.

(d) The Committee may, in its discretion, at any time after the date of the P-Award adjust the length of the designated period a participant must hold any stock delivered in accordance with the vesting of an award to account for individual circumstances of a Participant or group of Participants, but in no case shall the length of such period be less than one (1) year.

(e) Except as otherwise determined by the Committee in its sole discretion, a Participant whose employment with the Company and all Related Companies terminates prior to the end of any vesting period or fails to achieve the performance objective for any reason shall forfeit all P-Awards remaining subject to any non-vested/unattained performance objectives.

(f) Upon attainment of the designated performance measures the P-Award will fully vest and not be forfeited. Payment will be made in cash, stock or other equity based property or any combination thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS A. M. CASTLE & CO.

Annual Meeting of Stockholders on April 22, 2004

     The undersigned hereby constitutes and appoints Michael Simpson and G. Thomas McKane, and each of them, his true and lawful agents and proxies with full power of substitution in each, to attend the Annual Meeting of Stockholders of A. M. Castle & Co. to be held at the office of the Company, 3400 North Wolf Road, Franklin Park, Illinois at 10:00 a.m., Central Daylight Savings Time, on Thursday, April 22, 2004, and at any adjournments or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting, and otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES FOR DIRECTOR, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3 AS DESCRIBED IN THE PROXY STATEMENT, AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

SEE REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS OF

A. M. CASTLE & CO.

April 22, 2004

Please date, sign and mail your
proxy card in the envelope provided as
soon as possible.

Please detach and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors: ☐ FOR ALL NOMINEES ☐WITHHOLD AUTHORITY FOR NOMINEES ☐FOR ALL EXCEPT (See instructions below)	NOMINEES O Edward F. Culliton O William K. Hall O Robert S. Hamada O Patrick J. Herbert, III O John W. McCarter, Jr. O John McCartney O G. Thomas McKane O John W. Puth O Michael Simpson	2. 3.	Approval of the 2004 Restricted Stock, Stock Option, and Equity Compensation Plan.

Ratification of the appointment of Deloitte & Touche LLP as independent Accountants for the year 2004.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Election of Directors, and FOR Proposal 2 and FOR Proposal 3.	FOR ☐ FOR ☐	AGAINST ☐ AGAINST ☐	ABSTAIN ☐ ABSTAIN ☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder _________________ Date: ______________Signature of Stockholder _________________ Date: ______________

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.